For more information:                                    For immediate release:
Bob Dye                                                  Oct. 28, 2002
414-224-2725
rdye@jc.com


         Journal Communications explores additional permanent capital

Milwaukee, Wis. - Journal Communications today announced that its board of directors has directed management and the company's financial adviser, Robert W. Baird & Co., to explore potential sources for additional permanent capital for the company. The company expects that the process could take from six to nine months.

"We intend to seek additional resources that will enable us to take advantage of opportunities to grow our newspaper, broadcast and other businesses," said Steven J. Smith, chairman and chief executive officer. "Our core businesses have shown strength in the face of recent challenges from the economy and are positioned to take advantage of growth opportunities."

David G. Meissner, a director of the company, added, "This step towards enhancing the company's capital structure with additional permanent capital will only be done in the context of a financially strong, independent, family- and employee-controlled business headquartered in Milwaukee, Wisconsin." Meissner is a representative of the family of the late Harry J. Grant, who began the company's employee-ownership plan.

About Journal Communications:

Journal Communications is a media and communications company operating businesses in publishing, broadcasting, telecommunications and specialty printing. With 6,500 employees, the company has more than $800 million in annual revenue.
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Journal Communications
Oct. 28, 2002


Journal Communications owns and operates:

     o The Milwaukee Journal Sentinel daily newspaper, which has a Sunday circulation of 440,000.

     o More than 100 weekly community newspapers and shoppers in eight states.

     o    Five television stations and 36 radio stations in 11 states.

     o    One of the largest SONET-based fiber optic networks in the Midwest.

     o    Three specialty printing companies.

For the year ended Dec. 31, 2001, Journal Communications had revenue of $825 million and net earnings of $48 million. As of the end of the third quarter of 2002, Journal Communications had year-to-date revenue of $615 million and net earnings of $44 million. As of the end of the third quarter of 2002, the company had $70 million of bank debt, and shareholders equity of $468 million.

Founded in 1882, Journal Communications has been employee-owned since 1937. Journal Communications has the nation's oldest employee ownership plan.

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